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                                  EX-99-B.8.19

                    AMENDMENT TO FUND PARTICIPATION AGREEMENT

         This Amendment to the Fund Participation Agreement ("Agreement") dated December 8, 1997, as amended, among Janus Capital Corporation (the "Adviser"), a Colorado corporation, Janus Aspen Series, an open-end management investment company organized as a Delaware business trust (the "Fund"), and Aetna Insurance Company of America, a Florida life insurance company (the "Company") is effective as of August 1, 2000.

                                    AMENDMENT

         For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

         1. The parties agree that the Agreement relates to Institutional Shares and Services Shares, two classes of shares of the Portfolios of the Fund, and all references to shares refers to those classes of shares and not any other classes of shares of the Fund's Portfolios.

         2. Schedule B to the Agreement is hereby amended to include the Janus Aspen Series Capital Appreciation Portfolio.

         3. All other terms of the Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date and year first above written.


AETNA INSURANCE                                      JANUS CAPITAL CORPORATION
COMPANY OF AMERICA

By:    /s/Laurie M. LeBlanc                          By:  /s/Bonnie Howe
Name:  Laurie M. LeBlanc                             Name:  Bonnie M. Howe
Title: Pursuant to delegation of authority           Title: Vice President
          dated 8/12/98


JANUS ASPEN SERIES


By:    /s/Bonnie Howe
Name:  Bonnie M. Howe
Title: Vice President